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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

    The subsidiaries of American Lawyer Media Holdings Inc. are as follows:

        NAME                                   JURISDICTION OF INCORPORATION
        American Lawyer Media, Inc.            Delaware

    The subsidiaries of American Media, Inc. are as follows:

        NAME                                   JURISDICTION OF INCORPORATION
        National Law Publishing Company, Inc.  New York
        Professional On Line, Inc.             Delaware

    The subsidiaries of National Law Publishing Company, Inc., a wholly-owned subsidiary of American Lawyer Media, Inc. are as follows:

        NAME                                   JURISDICTION OF INCORPORATION
        The New York Law Publishing Company    New York
        NLP IP Company                         Delaware
        PPC Publishing Corporation             New York